Exhibit 99.1

Jernigan Capital Reports Third Quarter Earnings per Share and Adjusted Earnings per Share at Top End of Guidance Range

MEMPHIS, Tennessee, October 31, 2018 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended September 30, 2018, and reaffirmed earnings per share and adjusted earnings per share guidance for full-year 2018.

Third Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.57 and $0.75, respectively – results are at the top end of guidance ranges provided with the Company’s second quarter 2018 earnings release.

▪

Quarterly net income attributable to common stockholders of $11.2 million represents a  169% increase over $4.1 million reported for third quarter of 2017; quarterly adjusted earnings of $14.5 million represents a  192% increase over $5.0 million reported for third quarter 2017.

▪

Continued execution of business plan to own new self-storage properties in top markets through buyout of developer partner’s interest in Charlotte facility – Company now wholly-owns six of the initial 11 self-storage facilities financed in 2015.

▪	Received net proceeds in excess of recorded fair value of the Company’s original loan investment in a self-storage project in suburban Tampa area.

▪	Construction completed and operations commenced for nine additional Generation V self-storage development properties in which JCAP has an aggregate committed investment of $97.4 million.

▪

Continued to source high-quality financing of the Company’s development commitments by procuring from one of the Company’s existing syndicate banks $24.9 million of first mortgage loans on three of the Company's wholly-owned self-storage facilities.

“We are very pleased with our third quarter results and our achievements through the first nine months of the year,” stated Dean Jernigan, Executive Chairman of Jernigan Capital, Inc. “Our strong results are the fruits of a best in class team, focused site selection and meticulous underwriting. We are also excited to have acquired 100% ownership of the state-of-the art self-storage facility that we financed in Charlotte during our inaugural year, furthering our objective to own a substantial majority of the facilities we finance.”

John Good, Chief Executive Officer of the Company added, “Our third quarter results reflect 170% growth in total revenues, 97% growth in earnings per share and 114% growth in adjusted earnings per share compared to the comparable quarter in 2017. Moreover, we are beginning to reap the benefits of the record investment year  we experienced in 2017, as twelve new Generation V stores opened for business in top markets since the end of the second quarter. Our developer partners have now delivered 36 of the 68, or over 50%, of the self-storage projects we have financed. During the third quarter, we experienced the first monetization of an existing investment, as our developer partner of a suburban Tampa project that opened in April 2016 was sold to a third party with net proceeds to JCAP exceeding the fair value at which the investment was recorded at the time of the transaction.”

“During the quarter we procured an aggregate $24.9 million of first mortgage debt financing on three of our wholly-owned self-storage facilities and issued the remaining $15.0 million of preferred stock under our 2016 preferred stock purchase agreement with Highland Capital,” stated Mr. Good. “Our investment commitments are now fully-covered through the back end of 2019 and we have positioned ourselves to maintain conservative leverage levels for the foreseeable future.”

Financial Highlights

Earnings per share and adjusted earnings per share for the three months ended September 30, 2018 were $0.57 and $0.75, respectively, which is in line with the top end of the Company’s guidance range. Earnings per share and adjusted earnings per share for the nine months ended September 30, 2018 were $1.16 and $1.80, respectively.

Net income attributable to common stockholders for the three months ended September 30, 2018 was $11.2 million, an increase of $7.0 million, or 169%, over the $4.1 million net income attributable to common stockholders for the comparable quarter in 2017. Net income attributable to common stockholders for the nine months ended September 30, 2018 was $19.2 million, an increase of $8.7 million, or 84%, over the $10.4 million reported for the comparable nine month period in 2017.

Adjusted earnings for the three months ended September 30, 2018 were $14.5 million, a 192% increase over the $5.0 million adjusted earnings for the comparable quarter of 2017. Adjusted earnings for the nine months ended September 30, 2018 was $29.8 million compared to $12.4 million for the comparable nine month period in 2017, a 140% increase.

Total revenues for the three and nine months ended September 30, 2018 were $9.1 million and $21.5 million, respectively, representing increases of $5.7 million, or 170%, and $13.3 million, or 161%, over total revenues for the three and nine months ended September 30, 2017, respectively. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio and the increase in rental and other property-related income derived from the Company’s self-storage real estate owned.

General and administrative expenses, excluding management fees to the manager, for the three and nine months ended September 30, 2018 were $1.7 million and $5.6 million, compared to $1.4 million and $4.3 million for the comparable 2017 periods, respectively. Included in these amounts were stock-based compensation expense (“SBE”) of $0.4 million and $0.3 million for the three months ended September 30, 2018 and 2017, respectively, and $1.5 million and $1.0 million for the nine months ended September 30, 2018 and 2017, respectively. The increase in SBE was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during 2017 and 2018. General and administrative expenses also increased as a result of annual compensation increases as well as the addition of a senior executive employee at the Company’s external manager during 2018.

On August 28, 2018, the limited liability company that owned the self-storage project underlying the Company’s Tampa 1 investment sold the property to a third party and distributed net proceeds from the sale to the Company in settlement of its first mortgage loan and 49.9% Profits Interest. In addition to full repayment of the Company’s underlying mortgage loan having outstanding principal of $5.3 million, it received proceeds of $725,000 comprised of $106,000 of prepayment penalty which is recognized in interest income from investments and $619,000 which is recognized as realized gain on investments. These proceeds exceeded the Company’s fair value recognized on this investment through June 30, 2018 by $54,000.

Net income attributable to common stockholders and adjusted earnings for the three and nine months ended September 30, 2018 also include increases in the fair value of investments of $11.1 million and $24.0 million, respectively, compared to increases of $3.4 million and $9.1 million for the comparable periods in 2017. This represents a $7.7 million, or 227%, and $14.9 million, or 165%, year-over-year increase from the three and nine months ended September 30, 2017, respectively. During 2017, the Company consummated 32 on-balance sheet development investments totaling $408.8 compared to three on-balance sheet development investments totaling $25.6 million in 2016. The increase in the fair value of investments is driven primarily by construction progression on the Company’s 2017 investments.

Capital Markets Activities

As of September 30, 2018, the Company had issued 125,000 shares of its Series A Preferred Stock and received $125.0 million in gross proceeds pursuant to the terms of a purchase agreement between the Company and Highland Capital Management (the “Purchase Agreement”). The Company has now issued all shares of Series A Preferred Stock available for issuance under the Purchase Agreement. During the quarter, the Company did not issue any shares of common stock or Series B preferred stock under its ATM programs, and continues to have approximately $20.6 million of capacity under its common stock ATM program and $43.4 million under its Series B preferred stock ATM program.

As of September  30, 2018, the Company had no borrowings under its secured revolving credit facility and had $81.5 million in total availability. The Company expects such availability to increase over the balance of 2018 and 2019 as the Company’s on-balance sheet self-storage investments continue to achieve certificates of occupancy and commence lease-up.

During the three months ended September 30, 2018, the Company obtained term loans in the aggregate principal amount of $24.9 million, which are secured by the Company's three wholly-owned self-storage facilities in Orlando, Florida and Atlanta, Georgia.

Dividends

On July 31, 2018, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.0 million was paid on October 15, 2018 to holders of record on October 1, 2018. A stock dividend of 109,494 shares of common stock was issued on October 15, 2018 to holders of record on October 1, 2018 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On July 31, 2018, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on October 15, 2018 to holders of record on October 1, 2018.

Additionally, on July 31, 2018, the Company declared a dividend of $0.35 per common share. The dividend was paid on October 15, 2018 to common stockholders of record on October 1, 2018.

Full-Year 2018 Guidance

The Company is reaffirming its earnings per share guidance range of $1.77 to $2.25 and adjusted earnings per share guidance range of $2.57 to $3.05 for the full-year 2018. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation and the expected timing of construction progress), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions.

The guidance above is based on the following key assumptions that could have an impact on the Company’s financial results:

-	Utilization of debt over the remaining course of the year with expected borrowings at year-end of $55.0 million to $65.0 million.

-	No change in the key assumptions used to value the Company’s investments other than the assumption of one 25 basis points interest rate increase for the remainder of 2018.

Additionally, the Company continues to monitor the construction progress of its investments with its development partners. Timing of fair value appreciation is heavily dependent upon construction progress, which is subject to factors outside the control of the Company’s development partners. As such, the exact timing of fair value recognition is subject to change.

Refer to the Company’s Third Quarter 2018 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday,  November 1, 2018 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, November 15, 2018.

Supplemental financial and operating information as of and for the three and nine months ended September 30, 2018 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13683973

The replay can be accessed until midnight Eastern Time on Thursday,  November 15, 2018.

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year 2018 guidance, our ability to successfully source, structure, negotiate and close investments in self-storage facilities, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase the borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, loss on modification of debt, and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	September 30, 2018	December 31, 2017
	(unaudited)
Assets:
Cash and cash equivalents	$42,624	$46,977
Self-Storage Investment Portfolio:
Development property investments at fair value	335,509	228,233
Bridge loan investments at fair value	81,862	-
Operating property loans at fair value	2,440	5,938
Self-storage real estate owned, net	71,529	15,355
Investment in and advances to self-storage real estate venture	14,401	13,856
Other loans, at cost	4,818	1,313
Deferred financing costs	1,503	2,004
Prepaid expenses and other assets	1,327	776
Fixed assets, net	215	182
Total assets	$556,228	$314,634

Liabilities:
Senior loan participation	$-	$718
Secured revolving credit facility	-	-
Term loans, net of unamortized costs	24,578	-
Due to Manager	2,309	1,484
Accounts payable, accrued expenses and other liabilities	2,235	1,138
Dividends payable	11,567	5,474
Total liabilities	40,689	8,814

Equity:
Series A preferred stock	122,137	37,764
Series B Cumulative preferred stock	37,425	-
Common stock	193	144
Additional paid-in capital	364,108	276,814
Accumulated deficit	(8,324)	(8,902)
Total equity	515,539	305,820
Total liabilities and equity	$556,228	$314,634

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Interest income from investments	$8,086	$3,173	$19,051	$7,759
Rental and other property-related income from real estate owned	970	160	2,398	328
Other revenues	35	28	99	174
Total revenues	9,091	3,361	21,548	8,261

Costs and expenses:
General and administrative expenses	1,727	1,386	5,579	4,336
Management fees to Manager	1,872	1,036	4,758	2,373
Property operating expenses of real estate owned	473	114	1,204	188
Depreciation and amortization of real estate owned	854	172	2,443	233
Other expenses	-	-	290	-
Total costs and expenses	4,926	2,708	14,274	7,130

Operating income	4,165	653	7,274	1,131

Other income (expense):
Equity in earnings from unconsolidated real estate venture	440	730	1,425	1,747
Realized gain on investments	619	-	619	-
Net unrealized gain on investments	11,060	3,384	24,003	9,066
Interest expense	(467)	(323)	(1,521)	(757)
Loss on modification of debt	-	(232)	-	(232)
Other interest income	147	245	315	479
Total other income	11,799	3,804	24,841	10,303
Net income	15,964	4,457	32,115	11,434
Net income attributable to preferred stockholders	(4,790)	(310)	(12,965)	(1,033)
Net income attributable to common stockholders	$11,174	$4,147	$19,150	$10,401

Basic earnings per share attributable to common stockholders	$0.58	$0.29	$1.17	$0.94
Diluted earnings per share attributable to common stockholders	$0.57	$0.29	$1.16	$0.94

Dividends declared per share of common stock	$0.35	$0.35	$1.05	$1.05

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	September 30, 2018	September 30, 2017
Net income attributable to common stockholders	$11,174	$4,147
Plus: stock dividends payable to preferred stockholders	2,125	132
Plus: stock-based compensation	385	296
Plus: depreciation and amortization on real estate assets	854	172
Plus: loss on modification of debt	-	232
Adjusted Earnings	$14,538	$4,979

Adjusted Earnings per share attributable to common stockholders - diluted	$0.75	$0.35

Weighted average shares of common stock outstanding - diluted	19,459,751	14,244,345

	Nine months ended
	September 30, 2018	September 30, 2017
Net income attributable to common stockholders	$19,150	$10,401
Plus: stock dividends payable to preferred stockholders	6,375	503
Plus: stock-based compensation	1,507	1,023
Plus: depreciation and amortization on real estate assets	2,443	233
Plus: loss on modification of debt	-	232
Plus: other expenses	290	-
Adjusted Earnings	$29,765	$12,392

Adjusted Earnings per share attributable to common stockholders - diluted	$1.80	$1.12

Weighted average shares of common stock outstanding - diluted	16,540,367	11,108,540

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Shares outstanding:
Weighted average common shares - basic	19,184,172	14,042,350	16,253,410	10,935,776
Effect of dilutive securities	275,579	201,995	286,957	172,764
Weighted average common shares, all classes	19,459,751	14,244,345	16,540,367	11,108,540

Calculation of Earnings per Share - basic
Net income	$15,964	$4,457	$32,115	$11,434
Less:
Net income allocated to preferred stockholders	4,790	310	12,965	1,033
Net income allocated to unvested restricted shares (1)	96	57	207	156
Net income attributable to common stockholders - two-class method	$11,078	$4,090	$18,943	$10,245

Weighted average common shares - basic	19,184,172	14,042,350	16,253,410	10,935,776
Earnings per share - basic	$0.58	$0.29	$1.17	$0.94

Calculation of Earnings per Share - diluted
Net income	$15,964	$4,457	$32,115	$11,434
Less:
Net income allocated to preferred stockholders	4,790	310	12,965	1,033
Net income attributable to common stockholders - two-class method	$11,174	$4,147	$19,150	$10,401

Weighted average common shares - diluted	19,459,751	14,244,345	16,540,367	11,108,540
Earnings per share - diluted	$0.57	$0.29	$1.16	$0.94

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$14,538	$4,979	$29,765	$12,392
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	125	68	321	185
Adjusted Earnings attributable to common stockholders - two-class method	$14,413	$4,911	$29,444	$12,207

Weighted average common shares - basic	19,184,172	14,042,350	16,253,410	10,935,776
Adjusted Earnings per share - basic	$0.75	$0.35	$1.81	$1.12

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders - two-class method	$14,538	$4,979	$29,765	$12,392

Weighted average common shares - diluted	19,459,751	14,244,345	16,540,367	11,108,540
Adjusted Earnings per share - diluted	$0.75	$0.35	$1.80	$1.12

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three and nine months ended September 30, 2018 and 2017.

JERNIGAN CAPITAL, INC.

2018 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS PER SHARE

(unaudited)

	Year ending December 31, 2018
	Low	High

Net income attributable to common stockholders per weighted average share	$1.77	$2.25
Plus: stock dividends payable to preferred stockholders	0.49	0.49
Plus: stock-based compensation	0.11	0.11
Plus: depreciation and amortization on real estate assets	0.18	0.18
Plus: other expenses	0.02	0.02
Adjusted Earnings per weighted average share	$2.57	$3.05